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                     PENNSYLVANIA Business Corporation Law
                      Subchapter E. Control Transactions

      2541  APPLICATION AND EFFECT OF SUBCHAPTER.--(a)  General rule.--
Except as otherwise provided in this section, this subchapter apply to a registered corporation unless:
      (1)  the registered corporation is one described in section 2502(1)(ii) or
(2) (relating to registered corporation status):
      (2)  the bylaws, by amendment adopted either:
      (i)  by March 23, 1984; or
      (ii)  on or after March 23, 1988, and on or  before June 21, 1988;

and, in either event, not subsequently rescinded by an article amendment, explicitly provide that this subchapter shall not be applicable to the corporation in the case of a corporation which on June 21, 1988, did not have outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors (a bylaw adopted on or before June 21, 1988, by a corporation excluded from the scope of this paragraph by the restriction of this paragraph to certain outstanding preference shares shall be ineffective unless ratified under paragraph (3));
      (3) the bylaws of which explicitly provide that this subchapter shall to be applicable to the corporation by amendment ratified by the board of directors on or after December 19, 1990, and on or before March
19, 1991, in the case of a corporation:
      (i) which on June 21, 1988, had outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors; and
      (ii) the bylaws of which on that date contained a provision described in paragraph (2); or
      (4) the articles explicitly provide that this subchapter shall not be applicable to the corporation by a provision included in the original articles, by an article amendment adopted prior to the date of the control transaction and prior to or on March 23, 1988, pursuant to the procedures then applicable to the corporation, or by an article amendment adopted prior to the date of the control transaction and subsequent to March 23, 1988, pursuant to both:
      (i)  the procedures then applicable to the corporation; and
      (ii) unless such proposed amendment has been approved by the board of directors of the corporation, in which event this subparagraph shall not be applicable, the affirmative vote of the shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast thereon.

A reference in the articles or bylaws to former section 910 (relating to right of shareholders to receive payment for shares following a control transaction) of the act of May 5, 1933 (P.L. 364, No. 106), known as the Business Corporation Law of 1933, shall be a reference to this subchapter for the purposes of this section. See section 101(c) (relating to references to prior statutes).
      (b) Inadvertent transactions. --This subchapter shall not apply to any person or group that inadvertently becomes a controlling person or group if that controlling person or group, as soon as practicable, divests itself of a sufficient amount of its voting shares so that it is no longer a controlling person or group.
      (c) Certain subsidiaries.--This subchapter shall not apply to any corporation that on December 23, 1983, was a subsidiary of any other corporation. (Last amended by Act 169, L. `92, eff. 2-16-93.)

      2542 DEFINITIONS.--The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
      "Control transaction." The acquisition by a person or group of the status of a controlling person or group.
      "Controlling person or group." A controlling person or group as defined in section 2543 (relating to controlling person or group).
      "Fair value." A value not less than the highest price paid per share the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction plus an increment representing any value, including, without limitation, any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

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               "Partial payment amount."  The amount per share specified in section 2545(c)(2) (relating to contents of notice).
               "Subsidiary." Any corporation as to which any other corporation has or has the right to acquire, directly or indirectly, through the exercise of all warrants, options and rights and the conversion of all convertible securities, whether issued or granted by the subsidiary or otherwise, voting power over voting shares of the subsidiary that would entitle the holders thereof to cast in excess of 50% of the votes that all shareholders would be entitled to cast in the election of directors of such subsidiary, except that a subsidiary will not be deemed to cease being a subsidiary as long as such corporation remains a controlling person or group within the meaning of this subchapter.
               "Voting shares."  The term shall have the meaning specified in section 2552 (relating to definitions).
      (Last amended by Act 36, L. '89, eff. 4-27-90.)

               2543 CONTROLLING PERSON OR GROUP.--(a) General rule.--For the purpose of this subchapter, a "controlling person or group" means a person who has, or a group of persons acting in concert that has, voting power over voting shares of the registered corporation that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation.
               (b)  Exceptions generally.--Notwithstanding subsection (a):
               (1) A person or group which would otherwise be a controlling person or group within the meaning of this section shall not be deemed a controlling person or group unless, subsequent to the later of March 23, 1988, or the date this subchapter becomes applicable to a corporation by bylaw or article amendment or otherwise, that person or group increases the percentage of outstanding voting shares of the corporation over which it has voting power to in excess of the percentage of outstanding voting shares of the corporation over which that person or group had voting power on such later date, and to at least the amount specified in subsection (a), as the result of forming or enlarging a group or acquiring, by purchase, voting power over voting shares of the corporation.
               (2) No person or group shall be deemed to be a controlling person or group at any particular time if voting power over any of the following voting shares is required to be counted at such time in order to meet the 20% minimum:
               (i) Shares which have been held continuously by a natural person since January 1, 1983, and which are held by such natural person at such time.
               (ii) Shares which are held at such time by any natural person or trust, estate, foundation or other similar entity to the extent the shares were acquired solely by gift, inheritance, bequest, devise or other testamentary distribution or series of these transactions, directly or indirectly, from a natural person who had acquired the shares prior to January 1, 1983.
               (iii) Shares which were acquired pursuant to a stock split, stock dividend, reclassification or similar recapitalization with respect to shares described under this paragraph that have been held continuously since their issuance by the corporation by the natural person or entity that acquired them from the corporation or that were acquired, directly or indirectly, from such natural person or entity, solely pursuant to a transaction or series of transactions described in subparagraph (ii), and that are held at such time by a natural person or entity described in subparagraph (ii).
               (iv) Control shares as defined in section 2562 (relating to definitions) which have not yet been accorded voting rights pursuant to section 2564(a) (relating to voting rights of shares acquired in a control-share acquisition).
               (v) Shares, the voting rights of which are attributable to a person under subsection (d) if:
               (A) the person acquired the option or conversion right directly from or made the contract, arrangement or understanding or has the relationship directly with the corporation; and
               (B) the person does not at the particular time own or otherwise effectively possess the voting rights of the shares.
               (vi) Shares acquired directly from the corporation or an affiliate or associate, as defined in section 2552 (relating to definitions), of the corporation by a person engaged in business as an underwriter of securities who acquires the shares through his participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933.
               (3) In determining whether a person or group is or would be a controlling person or group at any particular time, there shall be disregarded voting power arising from a contingent right of the holders of one or more classes or series of preference shares to elect one or more members of the board of directors upon or during the continuation of a default in the payment of dividends on such shares or another similar contingency.


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               (c)  Certain record holders.--A person shall not be a controlling person under subsection (a) if the person holds voting power, in good faith and not for the purpose of circumventing this subchapter, as an agent, bank, broker, nominee or trustee for one or more beneficial owners who do not individually or, if they are a group acting in concert, as a group have the voting power specified in subsection (a), or who are not deemed a controlling person or group under subsection (b).
               (d) Existence of voting power.--For the purposes of this subchapter, a person has voting power over a voting share if the person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the voting of, the voting share. (Last amended by Act 198, L. `90, eff. 12-19-90.)

               2544 RIGHT OF SHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES.--Any holder of voting shares of a registered corporation that becomes the subject of a control transaction who shall object to the transaction shall be entitled to the rights and remedies provided in this subchapter.

               2545 NOTICE TO SHAREHOLDERS.--(a) General rule.--Prompt notice that a control transaction has occurred shall be given by the controlling person or group to:
               (1) Each shareholder of record of the registered corporation holding voting shares.
               (2) To the court, accompanied by a petition to the court praying that the fair value of the voting shares of the corporation be determined pursuant to section 2547 (relating to valuation procedures) if the court should receive pursuant to section 2547 certificates from shareholders of the corporation or an equivalent request for transfer of uncertificated securities.
               (b) Obligations of the corporation.--If the controlling person or group so requests, the corporation shall, at the option of the corporation and at the expense of the person or group, either furnish a list of all such shareholders to the person or group or mail the notice to all such shareholders.
               (c)  Contents of notice.--The notice shall state that:
               (1) All shareholders are entitled to demand that they be paid the fair value of their shares.
               (2) The minimum value the shareholder can receive under this subchapter is the highest price paid per share by the controlling person or group within the 90-day period ending on and including the date of the control transaction, and stating that value.
               (3) If the shareholder believes the fair value of his shares is higher, that this subchapter provides an appraisal procedure for determining the fair value of such shares, specifying the name of the court and its address and the caption of the petition referenced in subsection
     (a)(2), and stating that the information is provided for the possible use by the shareholder in electing to proceed with a court-appointed appraiser under section 2547. There shall be included in, or enclosed with, the notice a copy of this subchapter.
               (d) Optional procedure.--The controlling person or group may, at its option, supply with the notice referenced in subsection (c) a form for the shareholder to demand payment of the partial payment amount directly from the controlling person or group without utilizing the court-appointed appraiser procedure of section 2547, requiring the shareholder to state the number and class or series, if any, of the shares owned by him, and stating where the payment demand must be sent and the procedures to be followed.

               2546 SHAREHOLDER DEMAND FOR FAIR VALUE.--(a) General rule.-- after the occurrence of the control transaction, any holder of voting shares of the registered corporation may, prior to or within a reasonable time after the notice required by section 2545 (relating to notice to shareholders) is given, which time period may be specified in the notice, make written demand on the controlling person or group for payment of the amount provided in subsection (c) with respect to the voting shares of the corporation held by the shareholder, and the controlling person or group shall be required to pay that amount to the shareholder pursuant to the procedures specified in section 2547 (relating to valuation procedures).
               (b) Contents of demand.--The demand of the shareholder shall state the number and class or series, if any, of the shares owned by him with respect to which the demand is made.
               (c) Measure of value.--A shareholder making written demand under this section shall be entitled to receive cash for each of his shares in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation.
               (d) Purchases independent of subchapter.--The provisions of this subchapter shall not preclude a controlling person or group subject to this subchapter from offering, whether in the notice required by section 2545


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     or otherwise, to purchase voting shares of the corporation at a price other than that provided in subsection (c), and the provisions of this subchapter shall not preclude any shareholder from agreeing to sell his voting shares at that or any other price to any person.

               2547 VALUATION PROCEDURES.--(a) General rule.--If, within 45 days (or such other time period, if any, as required by applicable law) after the date of the notice required by section 2545 (relating to notice to shareholders), or, if such notice was not provided prior to the date of the written demand by the shareholder under section 2546 (relating to shareholder demand for fair value), then within 45 days (or such other time period, if any, required by applicable law) of the date of such written demand, the controlling person or group and the shareholder are unable to agree on the fair value of the shares or on a binding procedure to determine the fair value of the shares, then each shareholder who is unable to agree on both the fair value and on such a procedure with the controlling person or group and who so desires to obtain the rights and remedies provided in this subchapter shall, no later than 30 days after the expiration of the applicable 45-day or other period, surrender to the court certificates representing any of the shares that are certificated shares, duly endorsed for transfer to the controlling person or group, or cause any uncertificated shares to be transferred to the court as escrow agent under subsection (c) with a notice stating that the certificates or uncertificated shares are being surrendered or transferred, as the case may be, in connection with the petition referenced in section 2545 or, if no petition has theretofore been filed, the shareholder may file a petition within the 30-day period in the court praying that the fair value (as defined in this subchapter) of the shares be determined.
               (b) Effect of failure to give notice and surrender certificates.--Any shareholder who does not so give notice and surrender any certificates or cause uncertificated shares to be transferred within such time period shall have no further right to receive, with respect to shares the certificates of which were not so surrendered or the uncertificated shares which were not so transferred under this section, payment under this subchapter from the controlling person or group with respect to the control transaction giving rise to the rights of the shareholder under this subchapter.
               (c) Escrow and notice.--The court shall hold the certificates surrendered and the uncertificated shares transferred to it in escrow for, and shall promptly, following the expiration of the time period during which the certificates may be surrendered and the uncertificated shares transferred, provide a notice to the controlling person or group of the number of shares of surrendered or transferred.
               (d) Partial payment for shares.--The controlling person or group shall then make a partial payment for the shares so surrendered or transferred to the court, within ten business days of receipt of the notice from the court, at a per-share price equal to the partial payment amount. The court shall then make payment as soon as practicable, but in any event within ten business days, to the shareholders who so surrender or transfer their shares to the court of the appropriate per-share amount received from the controlling person or group.
               (e) Appointment of appraiser.--Upon receipt of any share certificate surrendered or uncertificated share transferred under this section, the court shall, as soon as practicable but in any event within 30 days, appoint an appraiser with experience in appraising share values of companies of like nature to the registered corporation to determine the fair value of the shares.
               (f) Appraisal procedure.--The appraiser so appointed by the court shall, as soon as reasonably practicable, determine the fair value of the shares subject to its appraisal and the appropriate market rate of interest on the amount then owed by the controlling person or group to the holders of the shares. The determination of any appraiser so appointed by the court shall be final and binding on both the controlling person or group and all shareholders who so surrendered their share certificates or transferred their shares to the court, except that the determination of the appraiser shall be subject to review to the extent and within the time provided or prescribed by law in the case of other appointed judicial officers. See 42 Pa.C.S.(S)(S)5105(a)(3)(relating to right to appellate review) and 5571(b) (relating to appeals generally).
               (g) Supplemental payment.--Any amount owed, together with interest, as determined pursuant to the appraisal procedures of this section shall be payable by the controlling person or group after it is so determined and upon and concurrently with the delivery or transfer to the controlling person or group by the court (which shall make delivery of the certificate or certificates surrendered or the uncertificated shares transferred to it to the controlling person or group as soon as practicable but in any event within ten business days after the final determination of the amount owed) of the certificate or certificates representing shares surrendered or the uncertificated shares transferred to the court, and the court shall then make payment, as soon as practicable but in any event within ten business days after receipt of payment from the controlling person or group, to the shareholders



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     who so surrendered or transferred their shares to the court of the appropriate per-share amount received from the controlling person or group.
               (h) Voting and dividend rights during appraisal proceedings.-- Shareholders who surrender their share to the court pursuant to this section shall retain the right to vote their shares and receive dividends or other distributions thereon until the court receives payment in full for each of the shares so surrendered or transferred of the partial payment amount (and, thereafter, the controlling person or group shall be entitled to vote such shares and receive dividends or other distributions thereon.) The fair value (as determined by the appraiser) of any dividends or other distributions so received by the shareholders shall be subtracted from any amount owing to such shareholders under this section.
               (i) Powers of the court.--The court may appoint such agents, including the transfer agent of the corporation, or any other institution, to hold the share certificates so surrendered and the shares surrendered or transferred under this section, to effect any necessary change in record ownership of the shares after the payment by the controlling person or group to the court of the amount specified in subsection (h), to receive and disburse dividends or other distributions, to provide notices to shareholders and to take such other actions as the court determines are appropriate to effect the purposes of this subchapter.
               (j) Costs and expenses.--The costs and expenses of any appraiser or other agents appointed by the court shall be assessed against the controlling person or group. The costs and expenses of any other procedure to determine fair value shall be paid as agreed to by the parties agreeing to the procedure.
               (k) Jurisdiction exclusive.--The jurisdiction of the court under this subchapter is plenary and exclusive and the controlling person or group and all shareholders who so surrendered or transferred their shares to the court shall be made a party to the proceeding as in an action against their shares.
               (l) Duty of corporation.--The corporation shall comply with requests for information, which may be submitted pursuant to procedures maintaining the confidentiality of the information, made by the court or the appraiser selected by the court. If any of the shares of the corporation are not represented by certificates, the transfer, escrow or retransfer of those shares contemplated by this section shall be registered by the corporation, which shall give the witness notice required by section 1528(f) (relating to uncertificated shares) to the transferring shareholder, the court and the controlling shareholder or group, as appropriate in the circumstances.
               (m) Payment under optional procedure.--Any amount agreed upon between the parties or determined pursuant to the procedure agreed upon between the parties shall be payable by the controlling person or group after it is agreed upon or determined and upon and concurrently with the delivery of any certificate or certificates representing such shares or the transfer of any uncertificated shares to the controlling person or group by the shareholder.
               (n) Title to shares.--Upon full payment by the controlling person or group of the amount owed to the shareholder or to the court, as appropriate, the shareholder shall cease to have any interest in the shares.

               2548 COORDINATION WITH CONTROL TRANSACTION.--(a) General rule.- -A person or group that proposes to engage in a control transaction may comply with the requirements of this subchapter in connection with the control transaction, and the effectiveness of the rights afforded in this subchapter to shareholders may be conditioned upon the consummation of the control transaction.
               (b) Notice.--The person or group shall give prompt written notice of the satisfaction of any such condition to each shareholder who has made demand as provided in this subchapter.

                     Subchapter F.  Business Combinations

               2551 APPLICATION AND EFFECT OF SUBCHAPTER.--(a) General rule.-- Except as otherwise provided in this section, this subchapter shall apply to every registered corporation.
               (b) Exceptions.--The provisions of this subchapter shall not apply to any business combination:
               (1) Of a registered described in section 2502(1)(ii) or (2) (relating to registered corporation status).
               (2) Of a corporation whose articles have been amended to provide that the corporation shall be subject to the provisions of this subchapter, which was not a registered corporation described in section 2502(1)(i) on the effective date of such amendment, and which is a business combination with an interest shareholder whose share acquisition date is prior to the effective date of such amendment.
               (3)  Of a corporation:



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               (i)  The bylaws of which, by amendment adopted by June 21, 1988, and not subsequently rescinded either by an article amendment or by a bylaw amendment approved by at least 85% of the whole board of directors, explicitly provide that this subchapter shall not be applicable to the corporation; or
               (ii) The articles of which explicitly provide that this subchapter shall not be applicable to the corporation by a provision included in the original articles, or by an article amendment adopted pursuant to both:
               (A)  The procedures then applicable to the corporation; and
               (B) The affirmative vote of the holders, other than interested shareholders and their affiliates and associates, of shares entitling the holders to cast a majority of the votes that all shareholders would be entitled to cast in an election of directors of the corporation, excluding the voting shares of interested shareholders and their affiliates and associates, expressly electing not to be governed by this subchapter.

     The amendment to the articles shall not be effective until 18 months after the vote of the shareholders of the corporation and shall not apply to any business combination of the corporation with an interested shareholder whose share acquisition date is on or prior to the effective date of the amendment.
               (4) Of a corporation with an interested shareholder of the corporation which became an interested shareholder inadvertently, if the interested shareholder:
               (i) As soon as practicable, divests itself of a sufficient amount of the voting shares of the corporation so that it no longer is the beneficial owner, directly or indirectly, of shares entitling the person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation; and
               (ii) Would not at any time within the five-year period preceding the announcement date with respect to the business combination have been an interested shareholder but for such inadvertent acquisition.
               (5) With an interested shareholder who was the beneficial owner, directly or indirectly, of shares entitling the person to cast at least 15% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation on March 23, 1988, and remain so to the share acquisition date of the interested shareholder.
               (6) Of a corporation that on March 23, 1988, was a subsidiary of any other corporation. A corporation that was a subsidiary on such date will not be deemed to cease being a subsidiary as long as the other corporation remains a controlling person or group of the subsidiary within the meaning of subchapter E (relating to control transactions).

     A reference in the articles or bylaws to former section 911 (relating to requirements relating to certain business combinations) of the act of May 5, 1933 (P.L. 364, No. 106), known as the Business Corporation Law of 1933, shall be deemed a reference to this subchapter for the purposes of this section. See section 101(c) (relating to references to prior statutes).
               (c) Continued applicability.--A registered corporation that is organized under the laws of this Commonwealth shall not cease to be subject to this subchapter by reason of events occurring or actions taken while the corporation is subject to the provisions of this subchapter. See section 4146 (relating to provisions applicable to all foreign corporations).
     (Last amended by Act 169, L. `92, eff. 2-16-93.)

               2552 DEFINITIONS.--The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
               "Affiliate." A person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.
               "Announcement date." When used in reference to any business combination, the date of the first public announcement of the final, definitive proposal for such business combination.
               "Associate." When used to indicate a relationship with any person:
               (1) Any corporation or organization of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of shares entitling that person to cast at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or organization;
               (2) Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and
               (3) Any relative or spouse of such person, or any relative of the spouse, who has the same home as such person.
               "Beneficial owner." When used with respect to any shares, a person:
               (1) that, individually or with or through any of its affiliates or associates, beneficially owns such shares, directly or indirectly:


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               (2)  that, individually or with or through any of its affiliates or associates, has:
               (i) the right to acquire such shares (whether the right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversation rights, exchange rights, warrants or options, or otherwise, except that a person shall not be deemed the beneficial owner of shares tendered pursuant to a tender or exchange offer made by such person or the affiliates or associates of any such person until the tendered shares are accepted for purchase or exchange; or
               (ii) the right to vote such shares pursuant to any agreement, arrangement or understanding (whether or not in writing), except that a person shall not be deemed the beneficial owner of any shares under this subparagraph if the agreement, arrangement or understanding to vote such shares:
               (A) arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made in accordance with the applicable rules and regulations under the exchange act; and
               (B) is not then reportable on a schedule 13D under the exchange act, (or any comparable or successor report); or
               (3) that has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in paragraph (2)(ii), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.
               "Business combination."  A business combination  as defined in section 2554 (relating to business combination).
               "Common shares." Any shares other than preferred shares. "Consummation date." With respect to any business combination, the date of consummation of the business combination, or, in the case of a business combination as to which a shareholder vote is taken, the later of the business day prior to the vote or 20 days prior to the date of consummation of such business combination.
               "Control," "controlling," "controlled by" or "under common control with." The possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise. A person's beneficial ownership of shares entitling that person to cast at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation shall create a presumption that such person has control of the corporation. Notwithstanding the foregoing, a person shall not be deemed to have control of a corporation if such person holds voting shares, in good faith and not for the purpose of circumventing this subchapter, as in agent, bank, broker, nominee, custodian or trustee for one or more beneficial owners who do not individually or as a group have control of the corporation.
               "Interested shareholder." An interested shareholder as defined in section 2553 (relating to interested shareholder).
               "Market value." When used in reference in shares or property of any corporation:
               (1) In the case of shares, the highest closing sale price during the 30-day period immediately preceding the date in question of the share of the composite tape for New York Stock Exchange-listed shares, or, if the shares are not quoted in the composite tape or if the shares are not listed on the exchange, on the principal United States securities exchange registered under the exchange act, on which such shares are listed, or, if the shares are not listed on any such exchange, the highest closing bid quotation with respect to the share during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no quotations are available, the fair market value on the date in question of the share as determined by the board of directors of the corporation in good faith.
               (2) In the case of property other than cash or shares, the fair market value of the property on the date in question as determined by the board of directors of the corporation in good faith.
               "Preferred shares." Any class or series of shares of a corporation which, under the bylaws or articles of the corporation, is entitled to receive payment of dividends prior to any payment of dividends on some other class or series of shares, or is entitled in the event of any voluntary liquidation, dissolution or winding up of the corporation to receive payment or distribution of a preferential amount before any payments or distributions are received by some other class or series of shares.
               "Share acquisition date." With respect to any person and any registered corporation, the date that such person first becomes an interested shareholder of such corporation.
               "Shares." (1) Any shares or similar security, any certificate of interest, any participation in any profit-sharing agreement, any voting trust certificate, or any certificate of deposit for shares.

               (2) Any security convertible, with or without consideration, into shares, or any option right, conversion right or privilege of buying shares without being bound to do so, or any other security carrying any right to acquire, subscribe to or purchase shares.
               "Subsidiary." Any corporation as to which any other corporation is the beneficial owner, directly or indirectly, of shares of the first corporation that would entitle the other corporation to cast in excess of 50% of the votes that all shareholders would be entitled to cast in the election of directors of the first corporation.
               "Voting shares." Shares of a corporation entitled to vote generally in the election of directors. (Last amended by Act 198, `90, eff. 12-19-90.)

               2553 INTERESTED SHAREHOLDER.--(a) General rule.--The term "interested shareholder," when used in reference to any registered corporation, means any person (other than the corporation or any subsidiary of the corporation) that:

               (1) Is the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation; or
               (2) Is an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation.
               (b) Exception.--For the purpose of determining whether a person is an interested shareholder:
               (1) The number of votes that would be entitled to be cast in an election of directors of the corporation shall be calculated by including shares deemed to be beneficially owned by the person through application of the definition of "beneficial owner" in section 2552 (relating to definitions), but excluding any other unissued shares of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion or option rights, or otherwise; and
               (2) There shall be excluded from the beneficial ownership of the interested shareholder any:
               (i) Shares which have been held continuously by a natural person since January 1, 1983, and which are then held by that natural person;
               (ii) Shares which are then held by any natural person or trust, estate, foundation or other similar entity to the extent such shares were acquired solely by gift, inheritance, bequest, devise or other testamentary distribution or series of those transactions, directly or indirectly, from a natural person who had acquired such shares prior to January 1, 1983; or
               (iii) Shares which were acquired pursuant to a stock split, stock dividend, reclassification or similar recapitalization with respect to shares described under this paragraph that have been held continuously since their issuance by the corporation by the natural person or entity that acquired them from the corporation, or that were acquired, directly or indirectly, from the natural person or entity, solely pursuant to a transaction or series of transactions described in subparagraph (ii), and that are then held by a natural person or entity described in subparagraph
     (ii).

               2554 BUSINESS COMBINATION.--The term "business combination," when used in reference to any registered corporation and any interested shareholder of the corporation, means any of the following:

               (1) A merger, consolidation, share exchange or division of the corporation or any subsidiary of the corporation:
               (i)  with the interested shareholder; or
               (ii) with, involving or resulting in any other corporation (whether or not itself an interested shareholder of the registered corporation) which is, or after the merger, consolidation, share exchange or division would be, an affiliate or associate of the interested shareholder.
               (2) A sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with the interested shareholders or any affiliate or associate of such interested shareholder of assets of the corporation or any subsidiary of the corporation.
               (i) Having an aggregate market value equal to 10% or more of the aggregate market value of all the assets, determined on a consolidated basis, of such corporation;
               (ii) Having an aggregate market value equal to 10% or more of the aggregate market value of all the outstanding shares of such corporation; or

               (iii) Representing 10% or more of the earning power or net income, determined on a consolidated basis, of such corporation.
               (3) The issuance or transfer by the corporation or any subsidiary of the corporation (in one transaction or a series of transactions) of any shares of corporation or any subsidiary of such corporation which has an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to the interested shareholder or any affiliate or associate of such interested shareholder except pursuant to the exercise of option rights to purchase shares, or pursuant to the conversion of securities having conversion rights, offered, to a dividend or distribution paid or made, pro rata to all shareholders of the corporation.
               (4) The adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with, the interested shareholder or any affiliate or associate of such interested shareholder.
               (5) A reclassification of securities (including, without limitation, any split of shares, dividend or shares, or other distribution of shares in respect of shares, or any reverse split of shares), or recapitalization of the corporation, or any merger or consolidation of the corporation with any subsidiary of the corporation, or any other transaction (whether or not with or into or otherwise involving the interested shareholder), proposed by, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with, the interested shareholder of any affiliate or associate of the interested shareholder, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation which is, directly or indirectly, owned by the interested shareholder or any affiliate or associate of the interested shareholder, except as a result of immaterial changes due to fractional share adjustments.
               (6) The receipt by the interested shareholder or any affiliate or associate of the interested shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of such corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the corporation. (Last amended by Act 198, L. `90, eff. 12-19-90.)

               2555 REQUIREMENTS RELATING TO CERTAIN BUSINESS COMBINATIONS.-- Notwithstanding anything to the contrary contained in this subpart (except the provisions of section 2551 (relating to application and effect of subchapter)), a registered corporation shall not engage at any time in any business combination with any interested shareholder of the corporation other than:
               (1) A business combination approved by the board of directors of the corporation prior to the interested shareholder's share acquisition date, or where the purchase of shares made by the interested shareholder on the interested shareholder's share acquisition date had been approved by the board of directors of the corporation prior to the interested shareholder's share acquisition date.
               (2)  A business combination approved:
               (i) By the affirmative vote of the holders of shares entitling such holders to cast a majority of the votes that all shareholders would be entitled to cast in an election of directors of the corporation, not including any voting shares beneficially owned by the interested shareholder or any affiliate or associate of such interested shareholder, at a meeting called for such purpose no earlier than three months after the interested shareholder became, and if at the time of the meeting the interested shareholder is, the beneficial owner, directly or indirectly, of shares entitling the interested shareholder to cast at least 80% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation, and if the business combination satisfies all the conditions of section 2556 (relating to certain minimum conditions); or
               (ii) By the affirmative vote of all of the holders of all of the outstanding common shares.
               (3) A business combination approved by the affirmative vote of the holders of shares entitling such holders to cast a majority of the votes that all shareholders would be entitled to cast in an election of directors of the corporation, not including any voting shares beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder, at a meeting called for such purpose no earlier than five years after the interested shareholder's share acquisition date.
               (4) A business combination approved at a shareholders' meeting called for such purpose no earlier than five years after the interested shareholder's share acquisition date that meets all of the conditions of section 2556.

               2556 CERTAIN MINIMUM CONDITIONS.--A business combination conforming to section 2555(2)(i) or (4) (relating to requirements relating to certain business combinations) shall meet all of the following conditions:

               (1) The aggregate amount of the cash and the market value as of the date consummation date of consideration other than cash to be received per share by holders of outstanding common shares of such registered corporation in the business combination is at least equal to the higher of the following:
               (i) The highest per share price paid by the interested shareholder at a time when the shareholder was the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 5% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation, for any common shares of the same class or series acquired by it:
               (A) within the five-year period immediately prior to the announcement date with respect to such business combination; or
               (B) within the five-year period immediately prior to, or in, the transaction in which the interested shareholder became an interested shareholder;

     whichever is higher; plus, in either case, interest compounded annually from the earlier date on which the highest per-share acquisition price was paid through the consummation date at the rate for one year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per common share since such earliest date, up to the amount of the interest.
               (ii) The market value per common share on the announcement date with respect to the business combination or on the interested shareholder's share acquisition date, whichever is higher; plus interest compounded annually from such date through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per common share since such date, up to the amount of the interest.
               (2) The aggregate amount of the cash and the market value as of the consummation date of consideration other than cash to be received per share by holders of outstanding shares of any class or series of shares, other than common shares, of the corporation is at least equal to the highest of the following (whether or not the interested shareholder has previously acquired any shares of such class or series of shares);
               (i) The highest per-share price paid by the interested shareholder at a time when the shareholder was the beneficial owner, directly or indirectly, of shares entitling that person to cast at lest 5% of the votes that all shareholders would be entitled to cast in an election of directors of such corporation, for any shares of such class or series of shares acquired by it;
               (A) within the five-year period immediately prior to the announcement date with respect to such business combination; or
               (B) within the five-year period immediately prior to, or in, the transaction in which the interested shareholder became an interested shareholder;

     whichever is higher; plus, in either case, interest compounded from the earliest date on which the highest per-share acquisition price was paid through the consummation date at the rate for one year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per common share since such earliest date, up to the amount of the interest.
               (ii) The market value per common share on the announcement date with respect to the business combination or on the interested shareholder's share acquisition date, whichever is higher; plus interest compounded annually from such date through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per common share since such earliest date, up to the amount of the interest.
               (2) The aggregate amount of the cash and the market value as of the consummation date of consideration other than cash to be received per share by holders of outstanding shares of any class or series of shares, other than common shares, of the corporation is at least equal to the highest of the following (whether or not the interested shareholder has previously acquired any shares of such class or series of shares);
               (i) The highest per-share price paid by the interested shareholder at a time when the shareholder was the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 5% of the votes that all shareholders would be entitled to cast in an election of directors of such corporation, for any shares of such class or series of shares acquired by it;
               (A) within the five-year period immediately prior to the announcement date with respect to the business combination; or
               (B) within the five-year period immediately prior to, or in, the transaction in which the interested shareholder became an interested shareholder;

     whichever is higher: plus, in either case, interest compounded annually from the earliest date on which the highest per-share acquisition price was paid through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of such class or series of shares since such earliest date, up to the amount of the interest.
               (ii) The highest preferential amount per share to which the holders of shares of such class or series of shares are entitled in the event of any voluntary liquidation, dissolution or winding up of the corporation, plus the aggregate amount of any dividends declared or due as to which such holders are entitled prior to payment of dividends on some other class or series of shares (unless the aggregate amount of the dividends is included in such preferential amount).
               (iii) The market value per share of such class or series of shares on the announcement date with respect to the business combination or on the interested shareholder's share acquisition date, whichever is higher; plus interest compounded annually from such date through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash, per share of such class or series of shares since such date, up to the amount of the interest.
               (3) The consideration to be received by holders of a particular class or series of outstanding shares (including common shares) of the corporation in the business combination is in cash or in the same form as the interested shareholder has used to acquire the largest number of shares of such class or series of shares previously acquired by it, and the consideration shall be distrusted promptly.
               (4) The holders of all outstanding shares of the corporation not beneficially owned by the interested shareholder immediately prior to the consummation of the business combination are entitled to receive in the business combination cash or other consideration for such shares in compliance with paragraphs (1), (2) and (3).
               (5) After the interested shareholder's share acquisition date and prior to the consummation date with respect to the business combination, the interested shareholder has not become the beneficial owner of any additional voting shares of such corporation except:
               (i) As part of the transaction which resulted in such interested shareholder becoming an interested shareholder,
               (ii) By virtue of proportionate splits of shares, share dividends or other distributions of shares in respect of shares not constituting a business combination as defined in this subchapter;
               (iii) Through a business combination meeting all of the conditions of section 2555(1), (2) (3) or (4);
               (iv) Through purchase by the interested shareholder at any price which, if the price had been paid in an otherwise permissible business combination the announcement date and consummation date of which were the date of such purchase, would have satisfied the requirements of paragraphs
     (1), (2) and (3); or
               (v) Through purchase required by and pursuant to the provisions of, and at no less than the fair value (including interest to the date of payment) as determined by a court-appointed appraiser under section 2547 (relating to valuation procedures) or, if such fair value was not then so determined, then at a price that would satisfy the conditions in subparagraph (iv).

                   Subchapter G.  Control-Share Acquisitions
                   (Added by Act 36, L. `89, eff. 4-27-90.)

               2561 APPLICATION AND EFFECT OF SUBCHAPTER.--(a) General rule.-- Except as otherwise provided in this section, this subchapter shall apply to every registered corporation.
               (b) Exceptions.--This subchapter shall not apply to any control-share acquisition:
               (1) Of a registered corporation described in section 2502(1)(ii) or (2) (relating to registered corporation status).
               (2)  Of a corporation:
               (i) the bylaws of which explicitly provide that this subchapter shall not be applicable to the corporation by amendment adopted by the board of directors on or before July 26, 1990, in the case of a corporation:
               (A) which on April 27, 1990, was a registered corporation described in section 2502(1)(i); and
               (B) did not on that date have outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors adopted on or before July 26, 1990, by a corporation excluded from the scope of this subparagraph by this clause shall be ineffective unless ratified under subparagraph (ii);

               (ii) the bylaws of which explicitly provide that this subchapter shall not be applicable to the corporation by amendment ratified by the board of directors on or after December 19, 1990, and on or before March 19, 1991, in the case of a corporation:
               (A) which on April 27, 1990, was a registered corporation described in section 2502(1)(i);
               (B) which on that date had outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors; and
               (C) the bylaws of which on that date contained a provision described in subparagraph (i); or
               (iii) in any other case, the articles of which explicitly provide that this subchapter shall not be applicable to the corporation by a provision included in the original articles, or by an articles amendment adopted at any time while it is a corporation other than a registered corporation described in section 2502(1)(i) prior or before 90 days after the corporation first becomes a registered corporation described in section 2502(1)(i).
               (3)  Consummated before October 17, 1989.
               (4) Consummated pursuant to contractual rights or obligations existing before:
               (i) October 17, 1989, in the case of a corporation which was a registered corporation described in section 2502(1)(i) on that date; or
               (ii) in any other case, the date this subchapter becomes applicable to the corporation.
               (5)  Consummated:
               (i) Pursuant to a gift, devise, bequest or otherwise through the laws of inheritance of descent.
               (ii) By a settlor to a trustee under the terms of a family, testamentary or charitable trust.
               (iii) By a trustee to a trust beneficiary or a trustee to a successor trustee under the terms of, or the addition, withdrawal or demise of a beneficiary or beneficiaries of, a family, testamentary or charitable trust.
               (iv)   Pursuant to the appointment of a guardian or custodian.
               (v) Pursuant to a transfer from one spouse to another by reason of separation or divorce or pursuant to community property laws or other similar laws of any jurisdiction.
               (vi) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this subchapter.
               (vii) Pursuant to a merger, consolidation or plan of share exchange effected in compliance with the provisions of this chapter if the corporation is a party to the agreement of merger, consolidation or plan of share exchange.
               (viii) Pursuant to a transfer from a person who beneficially owns voting shares of the corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation and who acquired beneficial ownership of such shares prior to October 17, 1989.

               (ix)    By the corporation or any of its
     subsidiaries.
               (x) By any savings, stock ownership, stock option or other benefit plan of the corporation or any of its subsidiaries, or by any fiduciary with respect to any such plan when acting in such capacity.
               (xi) By a person engaged in business as an underwriter of securities who acquires the shares directly from the corporation or an affiliate or associate of the corporation through his participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933.
               (xii) Or commenced by a person who first became an acquiring person:
               (A)  after April 27, 1990; and
               (II) on or before ten business days after the first public announcement by the corporation that this subchapter is applicable to the corporation, if this subchapter was not applicable to the corporation on July 27, 1990.
               (c) Effect of distributions.--For purposes of this subchapter, voting shares of a corporation acquired by a holder as a result of a stock split, stock dividend or other similar distribution by a corporation of voting shares issued by the corporation and not involving a sale of such voting shares shall be deemed to have been acquired by the holder in the same transaction (at the same time, in the same manner and from the same person) in which the holder acquired the shares with respect to which such voting shares were subsequently distributed by the corporation.
               (d) Status of certain shares and effect of formation of group on status.--(1) No share over which voting power, or of which beneficial ownership, was or is acquired by the acquiring person in or in connection with a control-share acquisition described in subsection (b) shall be deemed to be a control share.

               (2) In the case of affiliate, disinterested or existing shares, the acquisition of a beneficial ownership interest in a voting share by a group shall not, by itself, affect the status of an affiliate, disinterested or existing share, as such, if and so long as the person who had beneficial ownership of the share immediately prior to the acquisition of the beneficial ownership interest in the share by the group (or a direct or indirect transferee from the person to the extent such shares were acquired by the transferee solely pursuant to a transfer or series of transfer under subsection (b)(5)(i) through (vi)):
               (i)  is a participant in the group; and
               (ii) continues to have at least the same voting and dispositive power over the share as the person had immediately prior to the acquisition of the beneficial ownership interest in the share by the group.
               (3) Voting shares which are beneficially owned by a person described in paragraph (1), (2) or (3) of the definition of "affiliate shares" in section 2562 (relating to definitions) shall continue to be deemed affiliate shares, notwithstanding paragraph (2) of this subsection or the fact that such shares are also beneficially owned by a group.
               (4) No share of a corporation over which voting power, or of which beneficial ownership, was or is acquired by the acquiring person after April 27, 1990, at a time when this subchapter was or is not applicable to the corporation shall be deemed to be a control share.
               (e) Application of duties.--The duty of the board of directors, committees of the board and individual directors under section 2565 (relating to procedure for establishing voting rights of control shares) is solely to the corporation and may be enforced directly by the corporation or may be enforced by a shareholder, as such, by an action in the right of the corporation, and may not be enforced directly by a shareholder or by any other person or group. (Last amended by Act 198, L. '90, eff. 12-19-90.)
               2562 DEFINITIONS.--The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
               "Acquiring or not pursuant to an express agreement, arrangement, relationship or understanding, including as a partnership, limited partnership, syndicate, or through any means of affiliation whether or not formally organized, for the purpose of acquiring, holding, voting or disposing of shares of a registered corporation, shall also constitute a person for the purposes of this subchapter. A person, together with its affiliates and associates, shall constitute a person for the purposes of this subchapter.
               "Affiliate," "associate" and "beneficial owner." The terms shall have the meanings specified in section 2552 (relating to definitions). The corporation may adopt reasonable provisions to evidence beneficial ownership, specifically including requirements that holders of voting shares of the corporation provide verified statements evidencing beneficial ownership and attesting to the date of acquisition thereof.
               "Affiliate shares." All voting shares of a corporation beneficially owned by:
               (1)  an acquiring person;
               (2) executive officers or directors who are also officers (including executive officers); or
               (3) employee stock plans in which employee participants do not have, under the terms of the plan, the right to direct confidentially the manner in which shares held by the plan for the benefit of the employee will be voted in connection with the consideration of the voting rights to be accorded control shares.

     The term does not include existing shares beneficially owned by executive officers or directors who are also officers (including executive officers) if the shares are shares described in paragraph (2) of the definition of "existing shares" that were beneficially owned continuously by the same person or entity described in such paragraph since January 1, 1988, or are shares described in paragraph (3) of that definition that were acquired with respect to such existing shares.
               "Control." The term shall have the meaning specified in section 2573 (relating to definitions).
               "Control-share acquisition." An acquisition, directly or indirectly, by any person of voting power over voting shares of a corporation that, but for this subchapter, would, when added to all voting power of the person over other voting shares of the corporation (exclusive of voting power of the person with respect to existing shares of the corporation), entitle the person to cast or direct the casting of such a percentage of the votes for the first time with respect to any of the following ranges that all shareholders would be entitled to cast in an election of directors of the corporation:
               (1)  at least 20% but less than 33 1/3%;
               (2)  at least 33% but less than 50%; or
               (3)  50% or more.

               "Control shares." Those voting shares of a corporation that, upon acquisition of voting power over such shares by an acquiring person, would result in a control-share acquisition. Voting shares beneficially owned by an acquiring person shall also be deemed to be control shares where such beneficial ownership was acquired by the acquiring person:
               (1) within 180 days of the day the person makes a control-share acquisition; or
               (2) with the intention of making a control-share acquisition. "Disinterested shares." All voting shares of a corporation that are not affiliate shares and that were beneficially owned by the same holder (or a direct or indirect transferee from the holder to the extent such shares were acquired by the transferee solely pursuant to a transfer or series of transfers under section 2561(b)(5)(i) through (vi) (relating to application and effect of subchapter)) continuously during the period from:
               (1)  the last to occur of the following dates:
               (i)  12 months preceding the record date described in paragraph
     (2);
               (ii) five business days prior to the date on which there is first publicly disclosed or caused to be disclosed information that there is a person (including the acquiring person) who intends to engage or may seek to engage in a control-share acquisition or that there is a person (including the acquiring person) who has acquired shares as part of, or with the intent of making, a control-share acquisition, as determined by the board of directors of the corporation in good faith considering all the evidence that the board deems to be relevant to such determination, including, without limitation, media reports, share trading volume and changes in share prices; or
               (iii)(A) October 17, 1989, in the case of a corporation which was a registered corporation on that date; or
               (B) in any other case, the date this subchapter becomes applicable to the corporation; through
               (2) the record date established pursuant to section 2565(c) (relating to notice and record date).
               "Executive officer." When used with reference to a corporation, the president, any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function or any other person who performs similar policy-making functions. Executive officers of subsidiaries shall be deemed executive officers of the corporation if they perform such policy-making functions for the corporation.
               "Existing shares."
               (1) Voting shares which have been beneficially owned continuously by the same natural person since January 1, 1988.
               (2) Voting shares which are beneficially owned by any natural person or trust, estate, foundation or other similar entity to the extent the voting shares were acquired solely by gift, inheritance, bequest, devise or other testamentary distribution or series of these transactions, directly or indirectly, from a natural person who had beneficially owned the voting shares prior to January 1, 1988.
               (3) Voting shares which were acquired pursuant to a stock split, stock dividends, or other similar distribution described in section 2561(c) (relating to effect of distributions) with respect to existing shares that have been beneficially owned continuously since their issuance by the corporation by the natural person or entity that acquired them from the corporation or that were acquired, directly or indirectly, from such natural person or entity, solely pursuant to a transaction or series of transactions described in paragraph (2), and that are held at such time by a natural person or entity described in paragraph (2).
               "Proxy."  Includes any proxy, consent or authorization
               "Proxy solicitation" or "Solicitation of proxies." Includes any solicitation of a proxy, including a solicitation of a revocable proxy of the nature and under the circumstances described in section 2563(b)(3) (relating to acquiring person safe harbor).
               "Publicly disclosed or caused to be disclosed." Includes, but is not limited to, any disclosure (whether or not required by law) that becomes public made by a person:
               (1) with the intent or expectation that such disclosure become public; or
               (2) to another where the disclosing person knows, or reasonably should have known, that the receiving person was not under an obligation to refrain from making such disclosure, directly or indirectly, to the public and such receiving person does make such disclosure, directly or indirectly, to the public.
               "Voting shares."  The term shall have the meaning specified in section 2552 (relating to definitions). (Last amended by Act 198, L. `90, eff. 12-19-90.)

               2563 ACQUIRING PERSON SAFE HARBOR .--(a) Nonparticipant.--For the purposes of this subchapter, a person shall not be deemed an acquiring person, absent significant other activities indicating that a person should be deemed an acquiring person, by reason of voting or giving a proxy or consent as a shareholder of the corporation if the person is one who:
               (1) did not acquire any voting shares of the corporation with the purpose of changing or influencing control of the corporation, seeking to acquire control of the corporation or influencing the outcome of a vote of shareholders under section 2564 (relating to voting rights of shares acquired in a control-share acquisition) or in connection with or as a participant in any agreement, arrangement, relationship, understanding or otherwise having any such purpose;
               (2) if the control-share acquisition were consummated, would not be a person that has control over the corporation and will not receive, directly or indirectly, any consideration from a person that has control over the corporation other than consideration offered proportionately to all holders of voting shares of the corporation; and
               (3) If a proxy or consent is given, executes a revocable proxy or consent given without consideration in response to a proxy or consent solicitation made in accordance with the applicable rules and regulations under the Exchange Act under circumstances not then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report) by the person who gave the proxy or consent.
               (b) Certain holders.--For the purpose of this subchapter, a person shall not be deemed an acquiring person if such person holds voting power within any of the ranges specified in the definition of "control-share acquisition":
               (1) in good faith and not for the purpose of circumventing this subchapter, as an agent, bank, broker, nominee or trustee for one or more beneficial owners who do not individually or, if they are a group acting in concert, as a group have the voting power specified in any of the ranges in the definition of "control-share acquisition";
               (2) in connection with the solicitation of proxies or consents by or on behalf of the corporation in connection with shareholder meetings or actions of the corporation;
               (3) as a result of the solicitation of revocable proxies or consents with respect to voting shares if such proxies or consents both:
               (i) are given without consideration in response to a proxy or consent solicitation made in accordance with the applicable rules and regulations under the Exchange Act; and
               (ii) do not empower the holder thereof, whether or not this power is shared with any other person, to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver or such proxy or consent; or
               (4) to the extent of voting power arising from a contingent right of the holders of one or more classes or series of preference shares to elect one or more members of the board of directors upon or during the continuation of a default in the payment of dividends on such shares or another similar contingency. (Last amended by Act 198, L. `90, eff. 12-19-90.)

               .1 In general.--The District Court for the Eastern District of Pennsylvania held that, in tabulating the votes in a corporate election, the judge of elections correctly relied upon Pennsylvania's Control Shares Act (15 Pa. Cons. Stat. Ann. (S)(S)2561 et seq.) to disenfranchise votes for an insurgent group of shareholders where the votes were granted by a proxy which vested discretionary authority in the proxyholders. The Control Shares Act regulates control share acquisitions of corporations, occurring when any person acquires voting power over specific percentages of control shares. Although it provides a "safe harbor" for voting power acquired through proxies if they are given in response to proxy solicitation in accordance with SEC rules and if the proxy does not vest the holder with discretionary authority, the proxyholders here failed to meet the second requirement for exemption from the statute's provisions. The court went on to hold, however, that for purposes of establishing a quorum for the meeting, the shares ineffectively cast by proxy must still be considered to be outstanding shares. This being the case, a quorum was not present, and all action taken at the meeting was null and void. The Committee for New Management of Guaranty Bancshares Corp v Dimeling, 772 FSupp 230 (ED Pa 1991).

               2564 VOTING RIGHTS OF SHARES ACQUIRED IN A CONTROL-SHARE ACQUISITION.--(a) General rule.--Control shares shall not have any voting rights unless a resolution approved by a vote of shareholders of the registered corporation at an annual or special meeting of shareholders pursuant to this subchapter restores to the control elections of directors and all other matters coming before the shareholders. Any such resolution may be approved only by the affirmative vote of the holders of a majority of the voting power entitled to vote in two separate votes as follows:
               (1)  all the disinterested shares of the corporation; and
               (2)  all voting shares of the corporation.

               (b) Lapse of voting rights.--Voting rights accorded by approval of a resolution of shareholders shall lapse and be lost if any proposed control-share acquisition which is the subject of the shareholder approval is not consummated within 90 days after shareholder approval is obtained.
               (c) Restoration of voting rights.--Any control shares that do not have voting rights accorded to them by approval of a resolution of shareholders as provided in subsection (a) or the voting rights of which lapse pursuant to subsection (b) shall regain voting rights on transfer to a person other than the acquiring person or any affiliate or associate of the acquiring person (or direct or indirect transferee from the acquiring person or such affiliate or associate solely pursuant to a transfer or series of transfers under section 2561 (b)(5)(i) through (vi) (relating to application and effect of subchapter)) unless such shares shall constitute control shares of the other person, in which case the voting rights of those shares shall again be subject to this subchapter. (Last amended by Act 198, L. '90, eff. 12-19-90.)

               2565 PROCEDURE FOR ESTABLISHING VOTING RIGHTS OF CONTROL SHARES.--(a) Special Meeting.--A special meeting of the shareholders of a registered corporation shall be called by the board of directors of the corporation for the purpose of considering the voting rights to be accorded to the control shares if an acquiring person:
               (1) files an information statement fully conforming to section 2566 (relating to information statement of acquiring person);
               (2) makes a request in writing for a special meeting of the shareholders at the time of delivery of the information statement;
               (3) makes a control-share acquisition or a bona fide written offer to make a control-share acquisition; and
               (4) gives a written undertaking at the time of delivery of the information statement to pay or reimburse the corporation for the expenses of a special meeting of the shareholders.

     The special meeting requested by the acquiring person shall be held on the date set by the board of directors of the corporation, but in no event later than 50 days after the receipt of the information statement by the corporation, unless the corporation and the acquiring person mutually agree to a later date. If the acquiring person so requests in writing at the time of delivery of the information statement to the corporation, the special meeting shall not be held sooner than 30 days after receipt by the corporation of the complete information statement.
               (b) Special meeting not requested.--If the acquiring person complies with subsection (a)(1) and (3), but no request for a special meeting is made or no written undertaking to pay or reimburse the expenses of the meeting is given, the issue of the voting rights to be accorded to control shares shall be submitted to the shareholders at the next annual or special meeting of the shareholders of which notice had not been given prior to the receipt of such information statement, unless the matter of the voting rights becomes moot.
               (c) Notice and record date.--The notice of any annual or special meeting at which the issue of the voting rights to be accorded the control shares shall be submitted to shareholders shall be given at least ten days prior to the date named for the meeting and shall be accompanied by:
               (1)  A copy of the information statement of the acquiring person.
               (2) A copy of any amendment of such information statement previously delivered to the corporation at least seven days prior to the date on which such notice is given.
               (3) A statement disclosing whether the board of directors of the corporation recommends approval of, expresses no opinion and remains neutral toward, recommends rejection of, or is unable to take a position with respect to according voting rights to control shares. In determining the position that it shall take with respect to according voting rights to control shares, including to express no opinion and remain neutral or to be unable to take a position with respect to such issue, the board of directors shall specifically consider, in addition to any other factors it deems appropriate, the effect of according voting rights to control shares upon the interests of employees and of communities in which offices or other establishments of the corporation are located.
               (4) Any other matter required by this subchapter to be incorporated into or to accompany the notice of meeting of shareholders or that the corporation elects to include with such notice.
               Only shareholders of record on the date determined by the board of directors in accordance with the provisions of section 1763 (relating to determination of shareholders of record) shall be entitled to notice of and to vote at the meeting to consider the voting rights to be accorded to control shares.
               (d) Special meeting or submission of issue at annual or special meeting not required.--Notwithstanding subsections (a) and (b), the corporation is not required to call a special meeting of shareholders or otherwise present the issue of the voting rights to be accorded to the control shares at any annual or special meeting of shareholders unless:
               (1) the acquiring person delivers to the corporation a complete information statement pursuant to section 2566; and
               (2) at the time of delivery of such information statement, the acquiring person has:
               (i) entered into a definitive financing agreement or agreements (which shall not include best efforts, highly confident or similar undertakings but which may have the usual and customary conditions including conditions requiring that the control-share acquisition be consummated and that the control shares be accorded voting rights) with one or more financial institutions or other persons having the necessary financial capacity as determined by the board of directors of the corporation in good faith to provide for any amounts of financing of the control-share acquisition not to be provided by the acquiring person; and
               (ii) delivered a copy of such agreements to the corporation. (Last amended by Act 198, L. `90, eff. 12-19-90.)

               2566 INFORMATION STATEMENT OF ACQUIRING PERSON.--(a) Delivery of information statement.--An acquiring person may deliver to the registered corporation at its principal executive office an information statement which shall contain all of the following:
               (1) The identify of the acquiring person and the identity of each affiliate and associate of the acquiring person.
               (2) A statement that the information statement is being provided under this section.
               (3) The number and class or series of voting shares and of any other security of the corporation beneficially owned, directly or indirectly, prior to the control-share acquisition and at the time of the filing of this statement by the acquiring person.
               (4) The number and class or series of voting shares of the corporation acquired or proposed to be acquired pursuant to the control-share acquisition by the acquiring person and specification of the following ranges of votes that the acquiring person could cast or direct the casting of relative to all the votes that would be entitled to be cast in an election of directors of the corporation that the acquiring person in good faith believes would result from consummation of the control-share acquisition:
               (i)   At least 20% but less than 33 1/3%.
               (ii)  At least 33 1/3% but less than 50%.
               (iii) 50% or more.
               (5) The terms of the control-share acquisition or proposed control-share acquisition, including:
               (i) The source of moneys or other consideration and the material terms of the financial arrangements for the control-share acquisition and the plans of the acquiring person for meeting its debt-service and repayment obligations with respect to any such financing.
               (ii) A statement identifying any pension fund of the acquiring person or of the corporation which is a source or proposed source of money or other consideration for the control-share acquisition, proposed control-share acquisition or the acquisition of any control shares and the amount of such money or other consideration which has been or is proposed to be used, directly or indirectly, in the financing of such acquisition.
               (6) Plans or proposals of the acquiring person with regard to the corporation, including plans or proposals of under consideration to:
               (i) Enter into a business combination or combinations involving the corporation.
               (ii)  Liquidate or dissolve the corporation.
               (iii) Permanently or temporarily shut down any plant, facility or establishment, or substantial part thereof, of the corporation, or sell any such plant, facility or establishment, or substantial part thereof, to any other person.
               (iv) Otherwise sell all or a material part of the assets of , or merge, consolidate, divide or exchange the shares of the corporation to or with any other person.
               (v) Transfer a material portion of the work, operations or business activities of any plant, facility or establishment of the corporation to a different location or to a plant, facility or establishment owned, as of the date the information statement is delivered, by any other person.
               (vi) Change materially the management or policies of employment of the corporation or the policies of the corporation with respect to labor relations matters, including, but not limited to, the recognition of or negotiations with any labor organization representing employees of the corporation and the administration of collective bargaining agreements between the corporation and any such organization.

               (vii) Change materially the charitable or community involvement or contributions or policies, programs or practices relating thereto of the corporation.
               (viii) Change materially the relationship with suppliers or customers of, or the communities in which there are operations of, the corporation.
               (ix) Make any other material change in the business, corporate structure, management or personnel of the corporation.
               (7) The funding or other provisions the acquiring person intends to make with respect to all retiree insurance and employee benefit plan obligations.
               (8) Any other facts that would be substantially likely to affect the decision of a shareholder with respect to voting on the control-share acquisition pursuant to section 2564 (relating to voting rights of shares acquired in a control-share acquisition).
               (b) Amendment of information statement.--If any material change occurs in the facts set forth in the information statement, including any material increase or decrease in the number of voting shares of the corporation acquired or proposed to be acquired by the acquiring person, the acquiring person shall promptly deliver, to the corporation at its principal executive office, an amendment to the information statement fully explaining such material change. (Last amended by Act 198, L. `90, eff. 12-19-90.)

               2567 REDEMPTION.--Unless prohibited by the terms of the articles of a registered corporation in effect before a control-share acquisition has occurred, the corporation may redeem all control shares from the acquiring person at the average of the high and low sales price of shares of the same class and series as such prices are specified on a national securities exchange, national quotation system or similar quotation listing service on the date the corporation provides notice to the acquiring person of the call for redemption:
               (1) at any time within 24 months after the date on which the acquiring person consummates a control-share acquisition, if the acquiring person does not, within 30 days after consummation of the control-share acquisition, properly request that the issue of voting rights to be accorded control shares be presented to the shareholders under section 2565(a) or (b) (relating to procedure for establishing voting rights of control shares); and
               (2) at any time within 24 months after the issue of voting rights to be accorded such shares is submitted to the shareholders pursuant to section 2565(a) or (b); and
               (i) such voting rights are not accorded pursuant to section 2564(a) (relating to voting rights of shares acquired in control-share acquisition); or
               (ii) such voting rights are accorded and subsequently lapse pursuant to section 2564(b) (relating to lapse of voting rights). (Last amended by Act 198, L. `90, eff. 12-19-90.)

               2568 BOARD DETERMINATIONS.--All determinations made by the board of directors of the registered corporation under this subchapter shall be presumed to be correct unless shown by clear and convincing evidence that the determination was not made by the directors in good faith after reasonable investigation or was clearly erroneous. (Last amended by Act 198, L. `90, eff. 12-19-90.)


                                 Subchapter H.
                Disgorgement by Certain Controlling Shareholders
                     Following Attempts to Acquire Control
                    (Added by Act 36, L. `89, eff. 4-27-90.)
               2571 APPLICATION AND EFFECT OF SUBCHAPTER.--(a) General rule.-- Except as otherwise provided in this section, this subchapter shall apply to every registered corporation.
               (b) Exceptions.--This subchapter shall not apply to any transfer of an equity security:
               (1) Of a registered corporation described in section 2502(1)(ii) or (2) (relating to registered corporation status).
               (2)  Of a corporation:
               (i) (A) the bylaws of which explicitly provide that this subchapter shall not be applicable to the corporation by amendment adopted by the board of directors on or before July 26, 1990, in the case of a corporation:
               (I) which on April 27, 1990, was a registered corporation described in section 2502(1)(i); and

               (II) did not on that date have outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors;
               (B) a bylaw adopted on or before July 26, 1990, by a corporation excluded from the scope of this subparagraph by clause (A)(II) shall be ineffective unless ratified under subparagraph (ii);
               (ii) the bylaws of which explicitly provide that this subchapter shall not be applicable to the corporation by amendment ratified by the board of directors on or after (in printing this act in the Laws of Pennsylvania and the Pennsylvania Consolidated Statutes, the Legislative Reference Bureau shall insert here, in lieu of this statement, the date which is the date of enactment of this amendatory act) and on or before (in printing this act in the Laws of Pennsylvania and the Pennsylvania Consolidated Statutes, the Legislative Reference Bureau shall insert here, in lieu of this statement, the date which is 90 days after the date of enactment of this amendatory act) in the case of a corporation:
               (A) which on April 27, 1990, was a registered corporation described in section 2502(1)(i);
               (B) which on that date had outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors; and
               (C) the bylaws of which on that date contained a provision described in subparagraph (i); or
               (iii) in any other case, the articles of which explicitly provide that this subchapter shall not be applicable to the corporation by a provision included in the original articles, or by an articles amendment adopted at any time while it is a corporation other than a registered corporation described in section 2502(1)(i) or on or before 90 days after the corporation first becomes a registered corporation described in section 2502(1)(i).
               (3) Consummated before October 17, 1989, if both the acquisition and disposition of each equity security were consummated before October 17, 1989.
               (4) Consummated by a person or group who first became a controlling person or group prior to:
               (i) October 17, 1989, if such person or group does not after such date commence a tender or exchange offer for or proxy solicitation with respect to voting shares of the corporation, in the case of a corporation which was a registered corporation described in section 2502(1)(i) on that date; or
               (ii) in any other case, the date this subchapter becomes applicable to the corporation.
               (5)  Constituting:
               (i) In the case of a person or group that, as of October 17, 1989, beneficially owned shares entitling the person or group to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation:
               (A) The disposition of equity securities of the corporation by the person or group.
               (B) Subsequent dispositions of any or all equity securities of the corporation disposed of by the person or group where such subsequent dispositions are effected by the direct purchaser of the securities from the person or group if as a result of the acquisition by the purchaser of the securities disposed of by the person or group, the purchaser, immediately following the acquisition, is entitled to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation.
               (ii) The transfer of the beneficial ownership of the equity security by:
               (A) Gift, devise, bequest or otherwise through the laws of inheritance or descent.
               (B) A settlor to a trustee under the terms of a family, testamentary or charitable trust.
               (C) A trustee to a trust beneficiary or a trustee to a successor trustee under the terms of a family, testamentary or charitable trust.
               (iii) The addition, withdrawal or demise of a beneficiary or beneficiaries of a family, testamentary or charitable trust.
               (iv) The appointment of a guardian or custodian with respect to the equity security.
               (v) The transfer of the beneficial ownership of the equity security from one spouse to another by reason of separation or divorce or pursuant to community property laws or other similar laws of any jurisdiction.
               (vi) The transfer of record or the transfer of a beneficial interest or interests in the equity security where the circumstances surrounding the transfer clearly demonstrate that no material change in beneficial ownership has occurred.
               (6)  Consummated by:
               (i)  The corporation or any of its subsidiaries.
               (ii) Any savings, stock ownership, stock option or other benefit plan of the corporation or any of its subsidiaries, or any fiduciary with respect to any such plan when acting in such capacity, or by any participant in any such plan with respect to any equity security acquired pursuant to any such plan or any equity security acquired as a result of the exercise or conversion of any equity security (specifically including any options, warrants or rights) issued to such participant by the corporation pursuant to any such plan.
               (iii) A person engaged in business as an underwriter of securities who acquires the equity securities directly from the corporation or an affiliate or associate, as defined in section 2552 (relating to definitions), of the corporation through his participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933.
               (7)(i) where the acquisition of the equity security has been approved by a resolution adopted prior to the acquisition of the equity security; or
               (ii) where the disposition of the equity security has been approved by a resolution adopted prior to the disposition of the equity security if the equity security at the time of the adoption of the resolution is beneficially owned by a person or group that is or was a controlling person or group with respect to the corporation and is in control of the corporation if:

     the resolution in either subparagraph (i) or (ii) is approved by the board of directors and ratified by the affirmative vote of the shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon and identifies the specific person or group that proposes such acquisition or disposition, the specific purpose of such acquisition or disposition and the specific number of equity securities that are proposed to be acquired or disposed of by such person or group.
               (8) Acquired at any time by a person or group who first became a controlling person or group:
               (i)  after April 27, 1990; and
               (ii) (A) at a time when this subchapter was or is not applicable to the corporation; or
               (B) on or before ten business days after the first announcement by the corporation that this subchapter is applicable to the corporation, if this subchapter was not applicable to the corporation on July 27, 1990.
               (c) Effect of distributions.--For purposes of this subchapter, equity securities acquired by a holder as a result of a stock split, stock dividend or other similar distribution by a corporation of equity securities issued by the corporation not involving a sale of the securities shall be deemed to have been acquired by the holder in the same transaction (at the same time, in the same manner and from the same person) in which the holder acquired the existing equity security with respect to which the equity securities were subsequently distributed by the corporation.
               (d) Formation of group.--For the purposes of this subchapter, if there is no change in the beneficial ownership of an equity security held by a person, then the formation of or participation in a group involving the person shall not be deemed to constitute an acquisition of the beneficial ownership of such equity security by the group. (Last amended by Act 198, L. `90, eff. 12-19-90.)

               2572 POLICY AND PURPOSE.--(a) General rule.--The purpose of this subchapter is to protect certain registered corporations and legitimate interests of various groups related to such corporations from certain manipulative and coercive actions. Specifically, this subchapter seeks to:
               (1) Protect registered corporations from being exposed to and paying "greenmail."
               (2) Promote a stable relationship among the various parties involved in registered corporations, including the public whose confidence in the future of a corporation tends to be undermined when a corporation is put "in play."
               (3) Ensure that speculators who put registered corporations "in play" do not misappropriate corporate values for themselves at the expense of the corporation and groups affected by corporate actions.
               (4) Discourage such speculators from putting registered corporations "in play" through any means, including, but not limited to, offering to purchase at least 20% of the voting shares of the corporation or threatening to wage or waging a proxy contest in connection with or as a means toward or part of a plan to acquire control of the corporation, with the effect of reaping short-term speculative profits.

     Moreover, this subchapter recognizes the right and obligation of the Commonwealth to regulate and protect the corporations it creates from abuses resulting from the application of its own laws affecting generally corporate governance and particularly director obligations, mergers and related matters. Such laws, and the obligations imposed on directors or others thereunder, should not be the vehicles by which registered corporations are manipulated in certain instances for the purpose of obtaining short-term profits.


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               (b)  Limitations.--The purpose of this subchapter is not to affect legitimate shareholder activity that does not involve putting a corporation "in play" or involve seeking to acquire control of the corporation. Specifically, the purpose of this subchapter is not to:
               (1) curtail proxy contests on matters properly submitted for shareholder action under applicable State or other law, including, but not limited to, certain elections of directors, corporate governance matters such as cumulative voting or staggered boards, or other corporate matters such as environmental issues or conducting business in a particular country, if, in any such instance, such proxy contest is not utilized in connection with or as a means toward or part of a plan to put the corporation "in play" or to seek to acquire control of the corporation; or
               (2) affect the solicitation of proxies or consents by or on behalf of the corporation in connection with the shareholder meetings or actions of the corporation.

               2573 DEFINITIONS.--The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
               "Beneficial owner."  The term shall have the meaning specified in section 2552 (relating to definitions).
               "Control." The power, whether or not exercised, to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise.
               "Controlling person or group."
               (1)(i) A person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed (other than for the purpose of circumventing the intent of this subchapter) the intention of acquiring voting power over voting shares of a registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation; or
               (ii) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed (other than for the purposes of circumventing the intent of this subchapter) that it may seek to acquire control of a corporation through any means.
               (2) Two or more persons acting in concert, whether or not pursuant to an express agreement, arrangement, relationship or understanding, including a partnership, limited partnership, syndicate, or through any means of affiliation whether or not formally organized, for the purpose of acquiring, holding, voting or disposing of equity securities of a corporation shall be deemed a group for purposes of this subchapter. Notwithstanding any other provision of this subchapter to the contrary, and regardless of whether a group has been deemed to acquire beneficial ownership of an equity security under this subchapter, each person who participates in a group, where such group is a controlling person or group as defined in this subchapter, shall also be deemed to be a controlling person or group for the purposes of this subchapter, and a direct or indirect transferee solely pursuant to a transfer or series of transfers under section 2571 (b)(5)(ii) through (vi) (relating to application and effect of subchapter) of an equity security acquired from any person or group that is or becomes a controlling person or group, shall be deemed to have acquired such equity security in the same transaction (at the same time, in the same manner and from the same person) as its acquisition by the controlling person or group.
               "Equity security." Any security, including all shares, stock or similar security, and any security convertible into (with or without additional consideration) or exercisable for any such shares, stock or similar security, or carrying any warrant, right or option to subscribe to or purchase such shares, stock or similar security or any such warrant, right, option or similar instrument.
               "Profit."  The positive value, if any, of the difference between:
               (1) the consideration received from the disposition of equity securities less only the usual and customary broker's commissions actually paid in connection with such disposition; and
               (2) the consideration actually paid for the acquisition of such equity securities plus only the usual and customary broker's commissions actually paid in connection with such acquisition.
               "Proxy." Includes any proxy, consent or authorization.
               "Proxy solicitation" or "solicitation of proxies." Includes any solicitation of a proxy, including a solicitation of a revocable proxy of the nature and under the circumstances described in section 2573.1(b)(3) (relating to controlling person or group safe harbor).
               "Publicly disclosed or caused to be disclosed." The term shall have the meaning specified in section 2562 (relating to definitions).
               "Transfer."  Acquisition or disposition.
               "Voting shares."  The term shall have the meaning specified in section 2552 (relating to definitions). (Last amended by Act 169, L. `92, eff. 2-16-93.)


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               2574  CONTROLLING PERSON OR GROUP SAFE HARBOR.--(a)
     Nonparticipant.--For the purpose of this subchapter, a person or group shall not be deemed a controlling person or group, absent significant other activities indicating that a person or group should be deemed a controlling person or group, by reason of voting or giving a proxy or consent as a shareholder of the corporation if the person or group is one who or which:
               (1) did not acquire any voting shares of the corporation with the purpose of changing or influencing control of the corporation or seeking to acquire control of the corporation or in connection with or as a participant in any agreement, arrangement, relationship, understanding or otherwise having any such purpose;
               (2) if control were acquired, would not be a person or group or a participant in a group that has control over the corporation and will not receive, directly or indirectly, any consideration from a person or group that has control over the corporation other than consideration offered proportionately to all holders of voting shares of the corporation; and
               (3) if a proxy or consent is given, executes a revocable proxy or consent given without consideration in response to a proxy or consent solicitation made in accordance with the applicable rules and regulations under the Exchange Act under circumstances not then reportable in Schedule 13D under the Exchange Act (or any comparable or successor report) by the person or group who gave the proxy or consent.
               (b) Certain holders.--For the purpose of this subchapter, a person or group shall not be deemed a controlling person or group under subparagraph (1)(i) of the definition of "controlling person or group" in section 2573 (relating to definitions) if such person or group holds voting power:
               (1) in good faith and not for the purpose of circumventing this subchapter, as an agent, bank, broker, nominee or trustee for one or more beneficial owners who do not individually or, if they are a group acting in concert, as a group have the voting power specified in subparagraph (1)(i) of the definition of "controlling person or group" in section 2573;
               (2) in connection with the solicitation of proxies or consents by or on behalf of the corporation in connection with shareholder meetings or actions of the corporation; or
               (3) in the amount specified in subparagraph (1)(i) of the definition of "controlling person or group" in section 2573 as a result of the solicitation of revocable proxies or consents with respect to voting shares if such proxies or consents both:
               (i) are given without consideration in response to a proxy or consent solicitation made in accordance with the applicable rules and regulations under the exchange act; and
               (ii) do not empower the holder thereof, whether or not this power is shared with any other person, to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent.
               (c) Preference shares.--In determining whether a person or group would be a controlling person or group within the meaning of this subchapter, there shall be disregarded voting power, and the seeking to acquire control of a corporation to the extent based upon voting power arising from a contingent right of the holders of one or more classes or series of preference shares to elect one or more members of the board of directors upon or during the continuation of a default in the payment of dividends on such shares or another similar contingency. (Last amended by Act 198, L. `90, eff. 12-19-90.)

               2575 OWNERSHIP BY CORPORATION OF PROFITS RESULTING FROM CERTAIN TRANSACTIONS.--Any profit realized by any person or group who is or was a controlling person or group with respect to a registered corporation from the disposition of any equity security of the corporation to any person (including under Subchapter E (relating to control transactions) or otherwise), including, without limitation, to the corporation (including under Subchapter G (relating to control-share acquisitions) or otherwise) or to another member of the controlling person or group, shall belong to and be recoverable by the corporation where the profit is realized by such person or group:
               (1) from the disposition of the equity security within 18 months after the person or group obtained the status of a controlling person or group; and
               (2) the equity security had been acquired by the controlling person or group within 24 months prior to or 18 months subsequent to the obtaining by the person or group of the status of a controlling person or group.

     Any transfer by a controlling person or group of the ownership of any equity security may be suspended on the books of the corporation, and certificates representing such securities may be duly legended, to enforce the rights of the corporation under this subchapter. (Last amended by Act 198, L. `90, eff. 12-19-90.)

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               2576  ENFORCEMENT ACTIONS.--(a)  Venue.--Actions to recover any profit due under this subchapter may be commenced in any court of competent jurisdiction by the registered corporation issuing the equity security or by any holder of any equity security of corporation in the name and on behalf of the corporation if the corporation fails or refuses to bring the action within 60 days after written request by a holder or shall fail to prosecute the action diligently. If a judgment requiring the payment of any such profits is entered, the party bringing such action shall recover all costs, including reasonable attorney fees, incurred in connection with enforcement of this subchapter.
               (b) Jurisdiction.--By engaging in the activities necessary to become a controlling person or group and thereby becoming a controlling person or group, the person or group and all persons participating in the group consent to personal jurisdiction in the courts of this Commonwealth for enforcement of this subchapter. Courts of this Commonwealth may exercise personal jurisdiction over any controlling person or group in actions to enforce this subchapter. The terms of this section shall be supplementary to the provisions of 42 Pa.C.S. (S)(S)5301 (relating to persons) through 5322 (relating to bases of personal jurisdiction over persons outside this Commonwealth) and, for the purpose of this section, 42 Pa.C.S. (S)5322(7)(iv) shall be deemed to include a controlling person or group as defined in section 2573 (relating to definitions). Service of process may be made upon such persons outside this Commonwealth in accordance with the procedures specified by 42 Pa.C.S. (S)5323 (relating to service of process on persons outside this Commonwealth).
        (c) Limitation.--Any action to enforce this subchapter shall be brought within two years from the date any profit recoverable by the corporation was realized. (Last amended by Act 198, L. `90, eff. 12-19-90.)

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